Exhibit 5.1

[Letterhead of Shearman & Sterling LLP]

November 17, 2009

The Board of Directors
Quest Diagnostics Incorporated
3 Giralda Farms
Madison, New Jersey 07940

Ladies and Gentlemen:

We have acted as counsel to Quest Diagnostics Incorporated, a Delaware corporation (the “Company”), in connection with the (i) purchase and sale of $500,000,000 aggregate principal amount of the Company’s 4.750% Senior Notes due 2020 (the “Notes due 2020”) and $250,000,000 aggregate principal amount of the Company’s 5.750% Senior Notes due 2040 (the “Notes due 2040” and, together with the Notes due 2020, the “Notes”) and the guarantees of the Notes (collectively, the Guarantees”) by the Guarantors (“Guarantors”), pursuant to the Underwriting Agreement, dated November 12, 2009 (the “Underwriting Agreement”), among the Company, the Guarantors and you; (ii) the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) of the automatic registration statement on Form S-3ASR (File No. 333-143867) filed by the Company under the Securities Act with the Commission on June 19, 2007, as amended by post-effective amendment no. 1 thereto filed with the Commission on November 12, 2009, (such automatic registration statement, as amended, including the information deemed to be a part thereof at the time of effectiveness pursuant to Rule 430B under the Securities Act and documents incorporation by reference therein at the time it became effective upon filing, being hereinafter referred to as the “Registration Statement”); (iii) the preparation and filing with the Commission of the prospectus, dated June 19, 2007, contained in the Registration Statement (the prospectus, including the documents incorporated by reference therein, being hereinafter referred to as the “Base Prospectus”), the preliminary prospectus, dated November 12, 2009, with respect to the Notes, including the Base Prospectus, the prospectus supplement and all documents incorporated or deemed incorporated therein by reference (in the form in which it was filed with the Commission pursuant to Rule 424(b), the “Preliminary Prospectus”), the pricing term sheet dated November 12, 2009 relating to the Notes in the form filed with the Commission pursuant to Rule 433 under the Securities Act (the “Pricing Term Sheet”) and the final prospectus dated November 12, 2009 with respect to the Notes including the Base Prospectus, prospectus supplement and all documents incorporated or deemed incorporated therein by reference (in the form in which it was filed with the Commission pursuant to Rule 424(b) under the Securities Act, the “Final Prospectus”).

The Notes have been issued in one or more series pursuant to an indenture, dated as of June 27, 2001 (the “Base Indenture”) among the Company, the Guarantors (as defined herein) and The Bank of New York Mellon, (formerly, “The Bank of New York”), as trustee (the “Trustee”), as supplemented by a first supplemental indenture, dated as of June 27, 2001, among the Company, the Initial Subsidiary Guarantors (as defined therein) party thereto as guarantors, and the Trustee, as further supplemented by a second supplemental indenture, dated as of November 26, 2001, among the Company, the Subsidiary Guarantors (as defined therein) party thereto and the Trustee, as further supplemented by a third supplemental indenture, dated as of April 4, 2002, among the Company, the additional Subsidiary Guarantors (as defined therein) party thereto and the Trustee, as further supplemented by a fourth supplemental indenture, dated as of March 19, 2003, among the Company, the additional Subsidiary Guarantors (as defined therein) party thereto and the Trustee, as further supplemented by a fifth supplemental indenture, dated as of April 16, 2004, among the Company, the additional Subsidiary Guarantor (as defined therein) party thereto and the Trustee, as further supplemented by a sixth supplemental indenture, dated October 31, 2005, among the Company, the Guarantors and the Trustee, as further supplemented by a seventh supplemental indenture, dated as of November 21, 2005, among the Company, the additional Subsidiary Guarantors (as defined therein) and the Trustee, as further supplemented by an eighth supplemental indenture, dated as of July 31, 2006, among the Company, the additional Subsidiary Guarantors (as defined therein) and the Trustee, as further supplemented by the ninth supplemental indenture, dated as of September 30, 2006, among the Company, the additional Subsidiary Guarantors (as defined therein) and the Trustee, and as further supplemented by the tenth supplemental indenture, dated as of June 22, 2007, among Quest Diagnostics, the Subsidiary Guarantors (as defined therein) and the Trustee, and as further supplemented by the eleventh supplemental indenture, dated June 22, 2007, among Quest Diagnostics, the additional Subsidiary Guarantors (as defined therein) and the Trustee, as further supplemented by the twelfth supplemental indenture dated as of June 25, 2007, among Quest Diagnostics, the additional Subsidiary Guarantors (as defined therein) and the Trustee, and as further supplemented by the thirteenth supplemental indenture, dated as of November 17, 2009, among Quest Diagnostics, the additional Subsidiary Guarantors (as defined therein) and the Trustee (collectively, the “Indenture”).

In that connection, we have reviewed originals or copies of:

(a)	The Indenture.

(b)	The Notes.

(c)	The Guarantees.

The documents described in the foregoing clauses (a) through (c) of this paragraph are collectively referred to herein as the “Opinion Documents”.

We have also reviewed the following:

(a)	The Registration Statement.

(b)	The Base Prospectus.

(c)	The Preliminary Prospectus.

(d)	The Pricing Term Sheet.

(e)	The Final Prospectus.

We have also reviewed originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the Opinion Documents and other documents, and otherwise for the purposes of this opinion, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)	As to matters of fact, the truthfulness of the representations made in the Opinion Documents and in certificates of public officials and officers of the Company and the Guarantors.

(e)	That the Opinion Documents are the legal, valid and binding obligation of each party thereto, other than the Company and the Guarantors, enforceable against each such party, other than the Company and the Guarantors, in accordance with its terms.

(f)	That:

	(i)	Each of the Company and the Guarantors is duly organized and validly existing under the laws of the jurisdiction of its organization.

	(ii)	Each of the Company and the Guarantors has the full power to execute, deliver and perform, and has duly executed and delivered, the Opinion Documents to which it is a party

	(iii)	The execution, delivery and performance by the Company and each of the Guarantors of the Opinion Documents to which it is a party have been duly authorized by all necessary action (corporate or otherwise) and do not:

		(a)	contravene its certificate or articles of incorporation, bylaws or other organizational documents;

		(b)	violate any law, rule or regulation applicable to it; or

		(c)	result in any conflict with or breach of any agreement or document binding on it of which any addressee hereof has knowledge, has received notice or has reason to know.

	(iv)	No authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by any of the Company or the Guarantors of any of the Opinion Documents to which it is a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

     We have not independently established the validity of the foregoing assumptions.

     “Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules and regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company or the Guarantors, the Opinion Documents or the transactions governed by the Opinion Documents, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to the specific assets or business of any party to any of the Opinion Documents or any of its affiliates.

     Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the assumptions and qualifications set forth herein, we are of the opinion that,

     1. The Indenture constitutes a legal, valid and binding agreement of the Company and each of the Guarantors, enforceable against the Company and each of the Guarantors in accordance with its terms.

     2. The Notes, when authenticated by the Trustee in accordance with the Indenture and delivered and paid for as provided in the Underwriting Agreement, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

     3. The Guarantees, when the Notes have been authenticated by the Trustee in accordance with the Indenture and delivered and paid for as provided in the Underwriting Agreement, constitute the legal, valid and binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms and entitled to the benefits of the Indenture.

4.	Our opinions expressed above are subject to the following qualifications:

(a)

Our opinions in paragraphs 1, 2 and 3 above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b)

Our opinions in paragraphs 1, 2 and 3 above are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

	(c)	Our opinions are limited to Generally Applicable Law, and we do not express any opinion herein concerning any other law.

This opinion letter is rendered to you in connection with the filing of the Registration Statement. This opinion letter may not be relied upon by you for any other purpose without our prior written consent.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed therein.

We hereby consent to the filing of this opinion letter as an exhibit to your Current Report on Form 8-K, dated November 17, 2009.

Very truly yours,
/s/ Shearman & Sterling LLP

STG/FJE/EWT/ASM/PAS/JSG
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